Exhibit 99.1

Waitr Reports Third Quarter 2020 Results

LAFAYETTE, LA, November 9, 2020 — Waitr Holdings Inc. (Nasdaq: WTRH) (“Waitr” or the “Company”), a leader in on-demand food ordering and delivery, today reported financial results for the third quarter of 2020.

Third Quarter 2020 Highlights

•	Revenue for the third quarter of 2020 was $52.7 million, compared to $49.2 million in the third quarter of 2019, an increase of 7%.

•	Net income for the third quarter of 2020 was $4.6 million, or $0.04 per diluted share, compared to a loss of $220.1 million, or a loss of $2.89 per diluted share, in the third quarter of 2019.

•	Adjusted EBITDA[1] for the third quarter of 2020 was $13.0 million, compared to a loss of $15.4 million in the third quarter of 2019, an increase of $28.4 million.

•	As of October 31, 2020, cash on hand was approximately $80 million.

•

The Company completed its at-the-market common equity offering program on July 10, 2020, issuing an aggregate of 23,698,720 shares of common stock for net proceeds of $47.6 million during the period of March 20, 2020 through July 10, 2020.

•

On August 3, 2020, the Company prepaid $10.5 million to its lender in exchange for a rate decrease of 200 basis points for 1 year along with a one-year extension of the maturity date to November 15, 2023 on both its credit facility and convertible notes.

“We achieved a second consecutive quarter of continued profitability and operating cash flow, which we believe is the result of our fundamental strategic initiatives and focus on operating a profitable business. We believe the continued hard work of our team members, diversified selection of restaurant partners and increased driver base strengthens our position in many markets,” said Carl Grimstad, Chairman and CEO of Waitr.

“Some of our restaurant partners have recently faced additional hardships arising from the overall macroeconomic challenges related to the ongoing pandemic as well as headwinds from several recent hurricanes that have hit the Southeast. We are working to help certain of these restaurant partners overcome these hardships in an attempt to return to a sense of normalcy during this tough time,” concluded Grimstad.

Waitr has also diversified its product offering beyond food delivery, having recently introduced its tableside service technology. Combining this “dine-in” offering with its existing delivery and take-out ordering services, Waitr now offers an integrated payment solution that can help restaurants improve their safety protocols, sales and efficiency, both inside and outside the four walls of the restaurant.

Additionally, the Company has continued its expansion into new delivery verticals such as same-day groceries and alcohol delivery services, all while offering no-contact delivery.

[1]	Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of GAAP net income (loss) to Adjusted EBITDA is included under “Non-GAAP Financial Measure”.

Third Quarter 2020 Key Business Metrics

•	Average Daily Orders were 39,880.

•	Active Diners as of September 30, 2020 were over 2 million.

Liquidity Update

As of September 30, 2020, the Company had cash on hand of $77.1 million. The Company had total long-term debt outstanding at September 30, 2020 of $99.2 million, consisting of $49.5 million of term loans, $49.5 million of convertible notes and $0.2 million of promissory notes. The term loans and convertible notes mature in November 2023. Short-term debt as of September 30, 2020 totaled $1.2 million.

The combination of the effects of implementing several strategic initiatives focused on improving revenue per order, cost per order, cash flow and profitability, along with proceeds from the sales of common stock pursuant to the at-the-market offerings launched by the Company in March and May 2020, resulted in increases in working capital and liquidity from December 31, 2019.

Third Quarter 2020 Earnings Conference Call

The Company will host a conference call to discuss third quarter 2020 financial results today at 5 p.m. ET. The conference call will be webcast live from the Company’s investor relations website at http://investors.waitrapp.com. The call can also be accessed live over the phone by dialing (866) 269-4261, or for international callers (323) 347-3278. A replay will be available one hour after the call and can be accessed by dialing (844) 512-2921 or (412) 317-6671 for international callers; the conference ID is 9968426. That replay will be available until Monday, November 16, 2020.

About Waitr Holdings Inc.

Founded in 2013 and based in Lafayette, Louisiana, Waitr operates an online food ordering platform, providing delivery, carryout and dine-in options. Waitr, along with Bite Squad connect local restaurants and grocery stores to diners in underserved U.S. markets. Together they are a convenient way to discover, order and receive great food from local restaurants, national chains and grocery stores. As of September 30, 2020, Waitr and Bite Squad operated in small and medium sized markets in the United States in over 700 cities.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements,” as defined by the federal securities laws, including statements regarding the Company’s financial results, implementation of strategic initiatives and future performance of the Company. Forward-looking statements reflect Waitr’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the impact of the coronavirus (COVID-19) pandemic on the Company’s business and operations, and those described under the section entitled “Risk Factors” in Waitr’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 16, 2020, as such factors may be updated from time to time in Waitr’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Additional information will be set forth in Waitr’s Quarterly Report on Form 10-Q for the three months ended September 30, 2020, which will be filed with the SEC on November 9, 2020, and should be read in conjunction with these financial results. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in Waitr’s filings with the SEC. While forward-looking statements reflect Waitr’s good faith beliefs, they are not guarantees of future performance. Waitr disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this press release, except as required by applicable law. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to Waitr (or to third parties making the forward-looking statements).

Non-GAAP Financial Measure

Adjusted EBITDA is a financial measure that is not calculated in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

We define Adjusted EBITDA as net income (loss) adjusted to exclude interest expense, income taxes, depreciation and amortization, acquisition and restructuring costs, stock-based compensation expense, impairments of intangible assets and goodwill, gains and losses associated with derivatives and debt extinguishments and when applicable, other expenses that do not reflect our core operations. We use this non-GAAP financial measure as a key performance measure because we believe it facilitates operating performance comparisons from period to period by excluding potential differences primarily caused by variations in capital structures, tax positions, the impact of acquisitions and restructuring, the impact of depreciation and amortization expense on our fixed assets and the impact of stock-based compensation expense. Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to performance measures derived in accordance with GAAP.

See “Non-GAAP Financial Measure/Adjusted EBITDA” below for a reconciliation of net income (loss) to Adjusted EBITDA for the three and nine months ended September 30, 2020 and 2019.

Contacts:

Investors

WaitrIR@icrinc.com

Media

WaitrPR@icrinc.com

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
REVENUE	$52,734	$49,201	$157,483	$148,575
COSTS AND EXPENSES:
Operations and support	27,409	37,289	84,321	113,170
Sales and marketing	3,288	15,953	8,854	41,615
Research and development	820	1,920	3,457	6,009
General and administrative	11,380	12,817	32,252	44,115
Depreciation and amortization	2,103	4,851	6,242	13,791
Goodwill impairment	—	119,212	—	119,212
Intangible and other asset impairments	—	72,917	29	72,935
Loss on disposal of assets	4	11	15	26
TOTAL COSTS AND EXPENSES	45,004	264,970	135,170	410,873
INCOME (LOSS) FROM OPERATIONS	7,730	(215,769)	22,313	(262,298)
OTHER EXPENSES (INCOME) AND LOSSES (GAINS), NET
Interest expense	2,117	2,775	7,521	6,570
Interest income	(14)	(297)	(95)	(877)
Other expense	965	1,827	1,640	1,654
NET INCOME (LOSS) BEFORE INCOME TAXES	4,662	(220,074)	13,247	(269,645)
Income tax expense	18	30	52	60
NET INCOME (LOSS)	$4,644	$(220,104)	$13,195	$(269,705)
INCOME (LOSS) PER SHARE:
Basic	$0.04	$(2.89)	$0.14	$(3.77)
Diluted	$0.04	$(2.89)	$0.13	$(3.77)
Weighted-average shares used to compute net income (loss) per share:
Weighted average common shares outstanding – basic	109,181,847	76,145,317	93,763,069	71,071,777
Weighted average common shares outstanding – diluted	123,785,750	76,145,317	102,519,454	71,071,777

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	September 30,	December 31,
	2020	2019
	(unaudited)	²
ASSETS
CURRENT ASSETS
Cash	$77,136	$29,317
Accounts receivable, net	3,925	3,272
Capitalized contract costs, current	643	199
Prepaid expenses and other current assets	4,597	8,329
TOTAL CURRENT ASSETS	86,301	41,117
Property and equipment, net	3,452	4,072
Capitalized contract costs, noncurrent	2,220	772
Goodwill	106,734	106,734
Intangible assets, net	23,414	25,761
Other noncurrent assets	435	517
TOTAL ASSETS	$222,556	$178,973
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
CURRENT LIABILITIES
Accounts payable	$4,975	$4,384
Restaurant food liability	4,736	5,612
Accrued payroll	2,248	5,285
Short-term loans	1,172	3,612
Deferred revenue, current	24	414
Income tax payable	52	51
Other current liabilities	17,026	13,293
TOTAL CURRENT LIABILITIES	30,233	32,651
Long-term debt	93,689	123,244
Accrued medical contingency	16,839	17,203
Accrued workers’ compensation liability	—	102
Deferred revenue, noncurrent	—	45
Other noncurrent liabilities	1,107	325
TOTAL LIABILITIES	141,868	173,570
STOCKHOLDERS’ EQUITY:
Common stock, $0.0001 par value	11	8
Additional paid in capital	447,224	385,137
Accumulated deficit	(366,547)	(379,742)
TOTAL STOCKHOLDERS’ EQUITY	80,688	5,403
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$222,556	$178,973

__________________________________

² During the third quarter of 2020, we identified and corrected an immaterial error related to the understatement of an accrued medical contingency that affected the previously issued consolidated balance sheet at December 31, 2019. The impact of the updated estimated liability for the claim is reflected herein. See “Notes to Condensed Consolidated Financial Statements, Note 9 – Correction of Prior Period Error” included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 filed with the SEC.

CONSOLIDATED CASH FLOW STATEMENTS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities:
Net income (loss)	$13,195	$(269,705)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Non-cash interest expense	5,126	3,346
Non-cash advertising expense	—	379
Stock-based compensation	3,178	6,747
Equity issued in exchange for services	—	90
Loss on disposal of assets	15	26
Depreciation and amortization	6,242	13,791
Goodwill impairment	—	119,212
Intangible and other asset impairments	29	72,935
Amortization of capitalized contract costs	327	1,614
Other non-cash income	(31)	(39)
Changes in assets and liabilities:
Accounts receivable	(653)	(248)
Capitalized contract costs	(2,219)	(3,585)
Prepaid expenses and other current assets	3,732	(2,803)
Accounts payable	591	2,640
Restaurant food liability	(876)	5,851
Deferred revenue	(435)	(3,691)
Income tax payable	1	5
Accrued payroll	(3,037)	2,853
Accrued medical contingency	(363)	(604)
Accrued workers’ compensation liability	(102)	(160)
Other current liabilities	4,085	(76)
Other noncurrent liabilities	781	111
Net cash provided by (used in) operating activities	29,586	(51,311)
Cash flows from investing activities:
Purchases of property and equipment	(968)	(1,493)
Acquisition of Bite Squad, net of cash acquired	—	(192,568)
Other acquisitions	(339)	(395)
Collections on notes receivable	51	72
Internally developed software	(2,387)	(1,096)
Proceeds from sale of property and equipment	14	28
Net cash used in investing activities	(3,629)	(195,452)
Cash flows from financing activities:
Waitr shares redeemed for cash	—	(10)
Proceeds from issuance of stock	48,314	50,002
Equity issuance costs	(740)	(4,179)
Proceeds from Additional Term Loans	—	42,080
Payments on long-term loans	(22,594)	—
Proceeds from short-term loans	1,906	5,032
Payments on short-term loans	(4,336)	(2,509)
Proceeds from exercise of stock options	40	4
Taxes paid related to net settlement on stock-based compensation	(728)	(799)
Net cash provided by financing activities	21,862	89,621
Net change in cash	47,819	(157,142)
Cash, beginning of period	29,317	209,340
Cash, end of period	$77,136	$52,198
Supplemental disclosures of cash flow information:
Cash paid during the period for state income taxes	$64	$30
Cash paid during the period for interest	2,395	3,224
Supplemental disclosures of non-cash investing and financing activities:
Stock issued as consideration in Bite Squad acquisition	$—	$126,574
Conversion of convertible notes to stock	12,024	—
Stock issued in connection with Additional Term Loans	—	3,884
Non-cash gain on debt extinguishment	—	1,897
Seller-financed payables related to other acquisitions	—	801
Non-cash investments in other acquisitions	—	801

NON-GAAP FINANCIAL MEASURE

ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
NET INCOME (LOSS)	$4,644	$(220,104)	$13,195	$(269,705)
Interest expense	2,117	2,775	7,521	6,570
Income taxes	18	30	52	60
Depreciation and amortization	2,103	4,851	6,242	13,791
Goodwill impairment	—	119,212	—	119,212
Stock-based compensation	1,728	2,225	3,178	6,837
Intangible and other asset impairments	—	72,917	29	72,935
Business combination related expenditures	—	—	—	6,956
Costs associated with reduction in force	—	658	—	1,026
Restructuring expenses	—	—	850	—
Accrued legal contingency	1,023	2,000	1,023	2,000
One-time insurance reserve adjustment	1,352	—	1,352	—
ADJUSTED EBITDA	$12,985	$(15,436)	$33,442	$(40,318)